Longview Fibre Company

Value-Added Products Sustainable Forestry

November 30, 2005

Major Markets Circuit

Dateline: Longview, Washington

NYSE: LFB

Contact:	L. J. McLaughlin
Senior Vice President-Finance
Phone: (360) 425-1550

LONGVIEW FIBRE COMPANY BOARD APPROVES DEBT REFINANCING AND
REORGANIZATION OF OPERATIONS TO FACILITATE REIT CONVERSION

LONGVIEW, Wash., November 30, 2005 – Longview Fibre Company (NYSE:LFB) announced today that its Board of Directors has authorized the company to proceed with its previously announced conversion to a real estate investment trust ("REIT"), including approval of the initial phase of the required refinancing, the reorganization of its operations and the change of its fiscal year end to December 31. The REIT conversion is expected to be finalized in 2006, subject to final board approval, and will follow the distribution of the company's pre-REIT earnings and profits ("E&P") as required by the REIT qualification rules.

The initial refinancing will be composed of a 5-year, $400 million senior secured credit facility and is expected to close in mid-December, subject to customary closing conditions. The new credit facility will initially be used to repay outstanding indebtedness under the company's existing credit facility and to finance the prepayment of all $124.5 million of the company's outstanding senior notes, which the company expects to complete by December 31, 2005.

In order to position the company to elect REIT status effective January 1, 2006, the company will transfer its non-qualifying REIT assets, which consist principally of its manufacturing and processing facilities, including the Longview mill and the company's converting plants and sawmill, and related businesses into a newly formed taxable REIT subsidiary prior to year end. The company will continue to own and manage its approximately 585,000 acres of timberlands. Effective January 1, 2006, the company will also change its fiscal year end to December 31.

"We are pleased to take these important steps as we proceed with our plan to convert to a REIT next year," said Rick Wollenberg, Chairman, President and CEO. "Our new credit facility will lower our interest costs and provide us with the flexibility we need to operate as a REIT. We intend to access the public capital markets to complete the previously-announced financing in order to repurchase our outstanding senior subordinated notes and provide funding for the cash portion of the E&P distribution."

CORPORATE OFFICES

  300 Fibre Way    P.O. Box 639, Longview, WA 98632

Phone (360) 425-1550   Fax (360) 575-5934   www.longviewfibre.com

During the first calendar quarter of 2006, the company plans to pay its first quarterly dividend under a new $1.00 per share annual dividend policy. The dividend rate under the $1.00 per share annual dividend policy will be adjusted to reflect incremental shares that will be issued to shareholders as part of the E&P distribution.

About Longview Fibre Company

Longview Fibre Company is a diversified timberlands owner and manager, and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 585,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre’s manufacturing facilities include a pulp-paper mill at Longview, Washington; a network of converting plants; and a sawmill in central Washington. The company’s products include: logs; corrugated and solid-fiber containers; commodity and specialty kraft paper; paperboard; and dimension and specialty lumber. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company’s Web site at www.longviewfibre.com.

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This press release does not constitute an offer of any securities for sale.

Forward-Looking Statements

Except for historical information, the matters discussed in this press release are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the company’s estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Actual events and results could differ materially from those anticipated by the company. The following risks, uncertainties and factors, among others, could cause actual results or events to differ materially from those expressed in the forward looking statements: adverse developments in the capital markets, the company's operations or reported results that could delay or prevent the company from refinancing its outstanding indebtedness and raising the funds necessary to fund the cash portion of the E&P distribution on acceptable terms or at all, which would delay or prevent the company from completing its REIT conversion; potential changes in tax laws affecting REITs that could reduce the tax benefits associated with being a REIT; any delay or limitation in the company's ability to complete the necessary restructuring in order to achieve REIT status for 2006, including the transfer of non-REIT qualifying assets into taxable subsidiaries; the occurrence of other events that require a change in the timing of the REIT election; failure to complete the closing of the new bank facility and repay the outstanding senior notes, which could result in a delay in the implementation of the new $1.00 per share annual dividend policy; and the annual $1.00 per share dividend policy could be discontinued at any time. The company’s actual dividend payments are subject to final board approval and will be based on the company’s results of operations, cash flow and prospects at the time, as well as any contractual limitations in the company’s debt instruments. As a result, the level of dividends the company will pay could be less than expected.

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